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                                                                     EXHIBIT 8.1


THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT"), NOR REGISTERED UNDER ANY STATE SECURITIES LAW. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

AGREEMENT FOR THE EXCHANGE OF COMMON STOCK


AGREEMENT made this 2nd day of April, 1999, by and between SOLUTIONNET INTERNATIONAL, INC., a Minnesota corporation (hereinafter, called
"SHAREHOLDER"), which SHAREHOLDER own all of the issued and outstanding shares of SR SINGAPORE PTE, LTD, a Singapore corporation (hereinafter, called "SR SINGAPORE").

In consideration of the mutual promises, covenants, and representations contained herein, and other good and valuable consideration.

THE PARTIES HERETO AGREE AS FOLLOWS:

1. EXCHANGE OF SECURITIES. Subject to the terms and conditions of this Agreement, the ISSUER agrees to issue to the SHAREHOLDER, 10,500,000 shares of common stock of the ISSUER, $0.01 par value (hereinafter, called the "SHARES"), in exchange for 100% of the issued and outstanding shares of SR SINGAPORE, such that SR SINGAPORE shall become a wholly owned subsidiary of the ISSUER.

2. REPRESENTATIONS AND WARRANTIES. ISSUER represents and warrants to SHAREHOLDER the following:

         i. Organization. ISSUER is a corporation duly organized, validly existing, and in good standing under the laws of Minnesota, and has all the necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Minnesota. All actions taken by the incorporators, directors and shareholders of the ISSUER have been valid and in accordance with the laws of the State of Minnesota.

         ii. Capital. The authorized capital stock of the ISSUER is 50,000,000 shares of common stock, $0.01 par value, of which 174,999

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                  are issued and outstanding after the four to one stock split.
                  All outstanding shares are fully paid and non-assessable, free of liens, encumbrances, options, restrictions, and legal or equitable rights of others not a party to this Agreement. At closing, there will be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating ISSUER to issue or to transfer from the treasury any additional shares of its capital stock. None of the outstanding shares of ISSUER are subject to any stock restriction agreements. All of the shareholders of the ISSUER have valid title to such shares and acquired their shares in a lawful transaction and in accordance with the laws of the State of Minnesota.

         iii. Financial Statement. Exhibit B to this Agreement includes the balance sheet of the ISSUER as of September 30, 1998, for the period then ended. The balance sheet has been prepared in accordance with generally accepted accounting principles consistently followed by the ISSUER throughout the period indicated, and fairly present the financial position of the ISSUER as of the date of the balance sheet, and the results of its operations for the period indicated.

         iv. Absence of Change. Since the date of the balance sheet, there has not been any change in the financial condition or operations of the ISSUER, except changes in the ordinary course of business, which changes have not, in the aggregate, been materially adverse.

         v. Liabilities. ISSUER does not have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected on the ISSUER'S financial statement. ISSUER is not aware of any pending, threatened or asserted claims, lawsuits or contingencies involving the ISSUER or its common stock. There is no dispute of any kind between the ISSUER and any third party, and no such dispute will exist at the closing of this Agreement. At the closing, ISSUER will be free from any and all liabilities, liens, claims and/or commitments.

         vi. Ability to Carry out Obligation. ISSUER has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by ISSUER and the performance by ISSUER of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or the provisions of, or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which the ISSUER or its shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) any event that would cause the ISSUER to be liable to any party, or (c) any event that would result in the creation or imposition or any lien, charge or


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                  encumbrance on any assets of the ISSUER or upon the securities of the ISSUER to be acquired by the SHAREHOLDER.

         vii. Full Disclosure. None of the representations and warranties made by the ISSUER, or any certificate or memorandum furnished or to be furnished by the ISSUER, contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.

         viii. Contracts and Leases. ISSUER is not currently carrying on any business and is not a party to any contract, agreement, or lease. No persons holds a power of attorney from ISSUER.

         ix. Compliance with the Laws. ISSUER has complied with, and is not in violation of any federal, state or local statue, law, and/or regulation pertaining to ISSUER. ISSUER has complied with all federal, and state securities laws in connection with the issuance, sale and distribution of its securities.

         x. Litigation. ISSUER is not (and has not been) a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best of the knowledge of the ISSUER, there is no basis for any such action or proceeding and no such action or proceeding is threatened against the ISSUER and ISSUER is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

         xi. Conduct of Business. Prior to the closing, the ISSUER shall conduct business in the normal course, and shall not (a) sell, pledge, or assign any assets, (b) amend its article of incorporation or By-laws, (c) declare dividends, redeem or sell stock or other securities, (d) incur any liabilities, (e) acquire or dispose of any assets, enter into any contract, guarantee obligations of any third party, or (f) enter into any other transaction.

         xii. Corporate Documents. Copies of each of the following documents, which are true, complete and correct in all material respects, will be attached hereto and made an integral part hereof to this Agreement:


                  (1)      Articles of Incorporation;

                  (2)      By-laws;

                  (3)      Minutes of Shareholders Meetings;

                  (4)      Minutes of Directors Meetings;

                  (5)      List of Officers and Directors;

                  (6)      Balance Sheet as described in Section 2(iii); and

                  (7) Stock register and stock records of the ISSUER and a current, accurate list of the ISSUER'S shareholders.


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         xiii.    Documents. All minutes, consents or other documents pertaining to the ISSUER to be delivered at the closing shall be valid and in accordance with the laws of the State of Minnesota.

         xiv. Title. The Shares to be issued to the SHAREHOLDER will be, at the closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind. None of such Shares are or will be subject to any voting trust or agreement. No person holds or has any right to receive any proxy or similar instrument with respect to such shares, except as provided for in this Agreement, the ISSUER is not a party to any agreement which offers or grants to any person the right to purchase or acquire any of the securities to be issued to the SHAREHOLDER. There is no applicable local, state or federal law, rule or regulation, or decree which would, as a result of the issuance of the Shares to SHAREHOLDER, impair, restrict, or delay SHAREHOLDER'S voting rights with respect to the Shares.

         xv. Lock-Up. ISSUER will cause, to the extent requested by any underwriter, broker-dealer, market maker, or the like, of securities of ISSUER, the shareholders of ISSUER to agree not to sell or otherwise transfer of dispose of any or all of the shares of ISSUER presently outstanding, during any period of time as so requested. In order to enforce the foregoing covenant, ISSUER agrees to impose stop-transfer instructions as to such stock.

         xvi. Nasdaq. The common stock of the Issuer will on Closing be quoted for trading on the Nasdaq Bulletin Board.

3.       SHAREHOLDER represents and warrants to the ISSUER the following:

         i. Organization. SR SINGAPORE is a corporation, duly organized, validly existing, and in good standing under the laws of the Republic of Singapore, and has all the necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in the Republic of Singapore. All actions taken by the incorporators, directors and shareholders of the SR SINGAPORE have been valid and in accordance with the laws of the Country of Singapore.

         ii. Shareholders and Issued Stock. Exhibit A attached hereto and made an integral part hereof, sets forth the names and shareholdings of 100% of the SR SINGAPORE.

         iii. Counsel. SHAREHOLDER represent and warrant prior to the Closing, that they are represented by independent counsel or have had the opportunity to retain independent counsel to represent them in this transaction.


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3.       INVESTMENT INTENT. SHAREHOLDER agree that the Shares being issued pursuant to this Agreement may be sold, pledged, assigned, hypothecated or otherwise transferred, with or without consideration (hereinafter called a "TRANSFER"), only pursuant to an effective registration statement under the 1933 ACT, or pursuant to an exemption from registration under the 1933 ACT, the availability of which is to be established to the satisfaction of the ISSUER. SHAREHOLDER agree prior to any TRANSFER, to give written notice to the ISSUER expressing SHAREHOLDER'S desire to effect such TRANSFER and describing the proposed Transfer.


5. CLOSING. Subject to SHAREHOLDER being satisfied with their due diligence on the state of affairs of the ISSUER the closing of this transaction shall take place at the offices of Sara Hallitex Corporation 4344 Promenade Way, Suite 102P, Marina del Rey, CA 90292 or such other place as the parties hereto may agree in writing, upon receipt or exchange, as the case may be of the items referenced in
         Section 6, below. Unless the closing of this transaction takes place on or before May 10, 1999, then either party may terminate this Agreement.

6.       DOCUMENTATION TO BE DELIVERED AT CLOSING.

         i.       By the ISSUER


                  (1) Board of Directors Minutes authorizing the issuance of a certificate or certificates for 10,500,000 Shares, registered in the names of the SHAREHOLDER.

                  (2) The resignation of all officers of ISSUER each acknowledging in writing that his or her resignation is a free and voluntary act and that he or she has been paid all compensation and fees and has no entitlement to any deferred or unpaid salary, severance pay, compensation, royalties or any other kind of payment from the ISSUER.

                  (3) A Board of Directors resolution appointing such persons as SHAREHOLDER designates as directors of ISSUER.

                  (4) The resignation of all directors of ISSUER each acknowledging in writing that his or her resignation is a free and voluntary act and that he or she has been paid all compensation and fees and has no entitlement to any deferred or unpaid salary, severance pay, compensation, royalties or any other kind of payment from the ISSUER.

                  (5) Balance Sheet of ISSUER, dated September 30, 1998 for the period then ended.

                  (6) All the business and corporate records of ISSUER, including but not limited to, correspondence files, bank statements, checkbooks, savings account books, minutes or shareholder and directors meetings, financial statements, shareholder listings, stock transfer records, agreements and contracts.

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                  (7)      Such other minutes of ISSUER'S shareholders or
                           directors as may reasonably be required by SHAREHOLDER.

                  (8) Written confirmation in such form as the SHAREHOLDER may reasonably require of the approval of Nasdaq for the quotation of the Shares to be issued pursuant to the Closing.

         ii.      BY SHAREHOLDER:

                  (1) Deliver to the ISSUER, or to its Transfer Agent, of the certificates representing 100% of the issued and outstanding stock of SR SINGAPORE together with duly completed and executed transfers in favor of the ISSUER.

7.       REMEDIES.

         i. Arbitration. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in Los Angeles County, California in accordance with the Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

8.       MISCELLANEOUS.

         i. Captions and Headings. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit or add to the meaning of any provision of this Agreement.

         ii. No Oral Change. The Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

         iii. Non Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.


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         iv.      Non-Merger. The terms and conditions of this Agreement shall not merge with the issue and allocation of the Shares and be extinguished but shall remain in full force and effect as between the parties in so-far as the same is not fulfilled.

         v. Stamp Duty. The stamp duty and any other impost or levy for the transfer of the shares of SR SINGAPORE to the ISSUER shall be borne by the ISSUER.

         vi. Announcements. SHAREHOLDER shall at the request of ISSUER supply ISSUER such information with regards to SR SINGAPORE as may be required to enable ISSUER to comply with the laws and regulations of the NASD and the Securities and Exchange Commission regarding announcements, advertisements or documents to be issued in connection with the transactions to which this Agreement relates. The ISSUER agrees that all announcements or provision of information to any regulatory authority shall have the prior consent of the SHAREHOLDER.

         vii. Time of Essence. Time is of the essence of the Agreement and of each and every provision hereof.

         viii. Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

         ix. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed as original, but all of which together shall constitute one and the same instrument.

         x. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom the notice is to be given, or the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, and by fax, as follows:

                  SHAREHOLDER                    ISSUER

                  Densmore Group Limited         SolutionNet International, Inc.
                  51 Anson Road, #10-55/57       4344 Promenade Way, 102P
                  Singapore 079904               Marina del Rey, CA  90292
                  Tel:  65-324-4424              Tel:  1-310-823-8088
                  Fax:  65-324-4425              Fax:  1-310-827-6255


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         IN WITNESS WHEREOF, the undersigned has executed this Agreement this
         2nd day of April 1999.


DENSMORE GROUP LIMITED                               SOLUTIONNET INTERNATIONAL, INC.



/s/ V. Suresh                                        /s/ Garrett K. Krause
---------------------------------------              ----------------------------------------
Mr. V. Suresh as per the approval of                 Garrett K. Krause as per the approval of
The board of directors and shareholders              The board of directors and shareholders

                   AGREEMENT FOR THE EXCHANGE OF COMMON STOCK

                                   Exhibit `A'


1) 100,000 ordinary shares of SGD1.00 par held by Densmore Group Limited being the entire issued share capital of SR Singapore Pte Ltd.

Dated this 30th day of March 1999


SolutionNet International, Inc.



By:      /s/ Garrett Krause
         -----------------------------------
         Garrett Krause, President
         SolutionNet International, Inc.


Densmore Group, Ltd



By:      /s/ V. Suresh
         -----------------------------------
         V. Suresh, Chairman
         Densmore Group, Ltd.